MINING EXPLORATION AGREEMENT WITH PURCHASE OPTION ENTERED INTO BY MESSERS. FRANCISCO JAVIER LOPEZ OLIVAS AND IGNACIO LIMON GONZALEZ, ON THEIR OWN BEHALF (HEREAFTER, THE "CONCESSIONAIRES"); AND COMPAÑIA MINERA CHUQUI, S. A. DE C. V. (HEREAFTER, THE "COMPANY"), REPRESENTED BY ITS GENERAL ATTORNEY-IN-FACT, ALBERTO NAVARRO MAYER, IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND CLAUSES:

DECLARATIONS

I. WHEREAS, the Concessionaires state that:

I.1 They are natural persons of Mexican nationality, with the legal and economic capacity necessary to enter into this agreement, and that Mister Francisco Javier Lopez Olivas is married under conjugal marriage settlement to Mrs. Dora Gloria Huguez Canizalez, who appears at execution of this agreement to give her consent to the terms and conditions hereof and that Mr. Ignacio Limón González is married under conjugal marriage settlement to Mrs. Alma Ivonne Camou, who appears at the execution of this agreement to give her consent to the terms and conditions hereof;

I.2 They are sole and legal owners each of 50% (fifty percent) of the rights derived from the following mining concessions (hereafter, without differentiating, the "Mining Concessions" or the "Mining Claims"), located in Municipio of Cucurpe, State of Sonora:

Name of Mining Claim	Instrument Number	Area (Ha.)	Type of Concession
Fracción 4 Agua Blanca I	**219219**	**100.0000**	**Mining**
Maribel	**185883**	**20.0000**	**Mining**
Los Manueles	**195368**	**14.0000**	**Mining**
Dora	**218137**	**87.0000**	**Mining**
Ericka	**219096**	**140.0000**	**Mining**
Cuca	**218138**	**83.2929**	**Mining**
Fabiola	**221737**	**272.0000**	**Mining**
San Francisco	**219095**	**16.6406**	**Mining**

Karen	**222689**	**115.6160**	**Mining**
Susan	**222690**	**737.0000**	**Mining**

I.3 The Mining Concessions are in force and current in compliance with all obligations established by both the Mining Law and its Regulations and the Federal Fees Law, and as of the signature date of this agreement, they have not received any official communication whatsoever issued by the General Bureau of Mines or other authority that could in any way affect the rights derived from the Mining Concessions.

I.4 The Mining Concessions are free of all kinds of liens, impediments, and claims by third parties, including but not limited to attachment, expropriation, temporary occupation, easement, debt, contingency, obstacle, or litigation that could affect the object of this agreement or reduce the value of the Mining Concessions.

I.5 At the signature of this contract the concessionaires have nor received any notification from any environmental agency ; and

I.6 They have not acquired any obligation whatsoever to third parties that may prevent execution hereof.

I.7 It is their intent to execute this agreement, which shall replace any prior agreement entered into between the parties.

II. WHEREAS, the Company, through its representative, states that:

II.1 It is a company incorporated and existing pursuant to the laws of the United States of Mexico pursuant to the public instrument number 11,998 volume 217 dated December 1, 2005 certified and attested to by licenciado Juan Carbajal Hernández Notary Public number 91 for Hermosillo, Sonora.

II.2 It has interest in acquiring the rights that correspond to the Mining Concessions.

II.3 It is its will to enter into this agreement, and this will replace any prior agreement executed between the parties.

Now therefor, the parties give this agreement subject to the following:

CLAUSES

FIRST. **<u>OPTION.</u>** The Concessionaires grants an exclusive purchase option (hereafter, the "Option") to the Company in order that the Company may purchase from

the Concessionaires 100% (one hundred percent) of the rights to the Mining Concessions, as well as any application relating to same.

SECOND. **TERMS OF THE OPTION.** For purposes of the Option, the parties expressly agree to the following:

a) The Company may exercise the Option in a period of up to 48 (forty-eight) months (hereafter, the "Option Period") counted from and after the date of signature (hereafter, the "Signature Date") of the public instrument in which the acts subject of this agreement are given;

b) Subject to the provisions of Clause Seventh hereof, the purchase price (the "Purchase Price") for 100% of the rights to the Mining Concessions, and any application relating to the Mining Concessions, is the total amount of $2'000,000.00 (Two Million and 00/100) United States of America dollars (hereafter, "US Dollars");

c) The Concessionaires must enter into a definitive purchase agreement (the "Definitive Agreement"), for 100% of the rights to the Mining Concessions, and to any application relating to the Mining Concessions, at any time within the Option Period on request of the Company, for which the Company shall notify the Concessionaires of its decision to exercise the Option at least 30 (thirty) calendar days in advance of the date on which the parties must sign the Definitive Agreement;

d) The Concessionaires shall sell 100% (one hundred percent) of the rights to the Mining Concessions, and to any application relating to the Mining Concessions, free of any lien and without any limitation whatsoever; and

e) The Definitive Agreement shall be recorded in a public instrument or ratified before the notary public that the Company may select.

THIRD. **EXPLORATION RIGHT.** The Concessionaires grant to the Company the exclusive and irrevocable right to explore the Mining Claims during the Option Period, which right includes, but is not limited to, geological and geophysical surveys, bores, developments and drilling of any kind, tunnels, shafts, adits, and the other work that the Company deems advisable to do in order to locate, quantify and use the mineral reserves that may exist on the Mining Claims. The Company shall also have the right to take mineral samples from the Mining Claims, and to take crude mineral and drilling cores to perform metallurgical tests and other kinds of studies. It is agreed that the Company may join with or employ third parties to collaborate in performance of the operations subject of this clause.

The Company shall perform the exploration work on the Mining Claims at its full discretion during the Option Period, and shall carry out on the Mining Claims, at least, the minimum investment required by the Mining Law.

The parties expressly agree that the exercise of the Option is linked to the results of exploration on the Mining Claims; therefore, this agreement is strictly optional for the Company, which may terminate it in advance at any time in accordance with Clause Fifteenth.

FOURTH. PAYMENTS FOR THE OPTION. During the Option Period, while the Option is in force, the Company shall pay the Concessionaires as consideration for the Option the amounts set forth below in US Dollars:

a)	On the Signature Date:	$ 50,000.00	6/1/07
b)	At 6 (six) months:	$ 75,000.00	12/1/07
c)	At 12 (twelve) months:	$ 75,000.00	6/1/08
d)	At 18 (eighteen) months:	$ 150,000.00	12/1/08
e)	At 24 (twenty-four) months:	$ 150,000.00	6/1/09
f)	At 30 (thirty) months:	$ 250,000.00	12/1/09
g)	At 36 (thirty-six) months:	$ 250,000.00	6/1/10
h)	At 42 (forty-two) months:	$ 300,000.00	12/1/10
i)	At 48 (forty-eight) months:	$ 700,000.00	6/1/11

Considering that payments from letter b) to i) shall be counted from the Signature Date.

FIFTH. STIPULATIONS REGARDING THE PAYMENTS. In relation to all payments subject of this agreement, including but not limited to the consideration for the Option and the Purchase Price, the parties agree to the following:

a) The Company may make the payments in Mexican currency, adding the value added tax which shall be transferred at the time of making each of the payments. The conversion from US Dollars to Mexican currency shall be done at the exchange rate for paying obligations denominated in foreign currency payable in the Mexican Republic as published by Banco de México in the *Diario Oficial de la Federación* on the business day immediately before the date of payment; except for the payment mentioned in letter a) of clause forth of this agreement, which must be realized in US Dollars, without adding the value added tax, in the bank account each of the Concessionaries appoint for that purpose; VAT.

b) The Company shall make as follows: 50 % (fifty percent) of each payment to Mr. Francisco Javier López Olivas and the other 50 % (fifty percent) of each payment to Mr. Ignacio Limón González; the Company shall not in any way be liable for distribution of said payments to their correspondent spouses;

c) The Concessionaires shall issue to the Company an invoice for each payment it will receive from the Company which meets all requirements established by the applicable tax provisions; except for the payment mentioned in letter a) of clause forth of this agreement, will give the corresponding receipt; and

d) If the day when the payment is to be made is a non-business day, the Company shall make the payment on the following business day.

SIXTH. **PAYMENT OF PURCHASE PRICE.** The Purchase Price shall be paid by the Company to the Concessionaires on the date of signature and notarial ratification (the "Purchase Date") of the Definitive Agreement for the sale of 100% (one hundred percent) of the rights to the Mining Concessions, as well as any application relating to the Mining Concessions.

SEVENTH. **DEDUCTION OF PAYMENTS DURING THE OPTION.** The parties agree that the amount of the payments that the Company makes pursuant to Clause Fourth above shall be subtracted from the Purchase Price. If once the Option is exercised, there is any difference with respect to the Purchase Price, said difference shall be paid by the Company to the Concessionaires on the Purchase Date.

EIGHTH. **OBLIGATIONS OF THE CONCESSIONAIRES.** During the Option Period the Concessionaires shall be bound to the following:

a) It shall not alienate or promise to alienate any right whatsoever derived from the Mining Concessions;

b) It shall not create any lien whatsoever on the Mining Concessions;

c) It shall not grant any third party any right or interest whatsoever with respect to the Mining Concessions that might adversely affect or prevent exercise of the rights granted to the Company hereunder or affect the value of the Mining Concessions;

d) Give immediate notice to the Company of any government official communication or any claim, complaint or suit of which the Concessionaires has knowledge and that might restrict or adversely affect or limit the rights granted hereunder to the Company;

e) Permit the Company at all times to remove from the Mining Claims any installation, machinery or equipment owned by the Company, except permanent structures and improvements, shoring, and generally, all installations necessary for the safety and stability of the operations on the Mining Claims, since assets of a permanent nature will remain to the benefit of the Concessionaires if the Company does not exercise the Option;

f) Not hinder the right of exploration that the Concessionaires grants hereunder, and permit the Company free access to the Mining Claims during the Option Period;

g) Sign on time the proof of exploitation works reports and other documentation necessary to keep the Mining Concessions in force.

NINTH. OBLIGATIONS OF THE COMPANY. During the Option Period, the Company shall be responsible for performance of the following obligations:

a) Realizing the exploration work on the Mining Claims in accordance with proper mining technique, using the most advanced technology available in the Mexican Republic in geology, bores, and processing for the minerals, which must be made known to the Concessionaires, complying with the obligations that the Mining Law and its Regulations establish for such purpose, as well as the provisions that apply in relation to mine safety;

b) Prepare and file in a timely fashion, for its account and cost, the reports on proof of exploration work performed on the Mining Claims; which the Concessionaries are obligated to sign on time in accordance to what is hereof referred in clause eight.

c) Pay to the Concessionaires the amounts to which Clauses Fourth, hereof refer if the Company wishes to maintain its right to purchase the Mining Concessions;

d) Adopt the measures necessary to keep the Mining Concessions and any rights related thereto in force, and perform the acts that are required to assure that the Mining Claims remain without any affectation or lien due to the exploration work by the Company;

e) Pay the mining fees with regard to the Mining Concession and the expenses for the government permits required for exploration of the Mining Claims;

f) At all times comply with the federal, state and municipal legal provisions that are applicable to exploration operations on the Mining Claims;

g) Apply for registration of this agreement with the Public Registry of Mining, and of the Definitive Agreement, if any, that is executed;

h) Permit access to the Mining Claims to the Concessionaires or the person he may designate for such purpose, for his own risk and cost, on prior written notice, for purposes of proving the work that is being done thereon.

TENTH. FULILLMENT OF THE LAW. The Company acquires the rights derived from the Mining Concessions and will comply with all the obligation provided in this agreement, the Company will also carry out the exploration works under the terms and provisions of the Third Clause herein and the operations on the said mining concessions will be performed in accordance with the applicable Municipal, States or Federal Laws and Regulations, including without limiting, the Mining Law and its Regulations, Environmental Legislation, Labor, Fiscal or any other related. The Company will not be responsible for the commitments and obligations contracted by the Concessionaires prior to the execution of this agreement related with the Municipal, State of Federal authorizations, concessions, permits and licenses that were require for the execution of the exploration and exploitation works, as well as the activities related with the same and any omission in the obtainment of said documents from the Concessionaires, as

well as any hidden defects, actions or acts that were carried out infringing the Mexican Official Standards applicable to the mining activities and applicable provisions of the in force Mexican legislation.

ELEVENTH. NON-REDUCTION OF AREA AND WAIVER. During the Option Period, unless there is a request by the Company, the Concessionaires may not perform any act or sign any document whatsoever that could cause: i) reduction of the area of the Mining Concession; and ii) waiver of the Mining Concession.

The Company may at any time apply for new Mining Concessions in the same area, in lots it considers of interest. On these new Mining Concessions the Company may at any time reduce the area of the Mining Claims or even abandon them.

In case that the Company is not interested in continuing with the Mining Exploration Agreement with purchase option, it shall assign to the Concessionaries the new Mining Concessions acquired, without asking for any retribution to the Concessionaries.

TWELFTH. CONFIDENTIALITY. Except as refers to registration of documents with the competent authorities required in relation to this agreement, or information that in some form may be requested by the competent authorities, or any information which the Company must disclose for the effect of any securities market, all stipulations, documents and information related to this agreement shall be held confidential among the parties and their respective successors and assigns.

The Concessionaires must keep the knowledge and information on geological issues, drilling and processing of minerals and/or mining potential of the Mining Claims strictly confidential. This shall also include any new information that the Concessionaires may discover during the Option Period.

THIRTEENTH. ASSIGNMENT OF RIGHTS. The Concessionaires may only assign the rights and obligations that arise herefrom with the prior written consent of the Company, which shall not unreasonably refuse such consent provided the assignee in question is bound to perform all terms and conditions hereof. The Concessionaires authorizes the Company to assign the rights and obligations of this agreement to such natural or legal person which is legally capable that the Company may designate, for which it shall be sufficient for the Company to give written notice thereof to the Concessionaires 8 (eight) calendar days in advance of the date of the assignment, provided the assignee in question is bound to perform all terms and conditions hereof.

FOURTEENTH. OPTIONAL TERMINATION. Due to the unilateral nature of the Option, the parties expressly agree that the Company shall at all times have the right to wholly terminate this agreement, including but not limited to the Option, and consequently, terminate the rights and obligations that correspond hereunder to the Company with respect to the exploration of the Mining Claims and payment, as applicable, without statement or proof of cause and without any liability whatsoever for the Company.

For purposes of the optional termination subject of this clause, the Company shall notify the Concessionaires of its decision to terminate this agreement 30 (thirty) calendar days in advance, upon elapse of which, termination of the agreement shall have full effect.

By reason of said optional termination:

a) The Company shall cease to make any payment provided herein, including but not limited to those stipulated in Clause Fourth, b) and i), that is after the date on which the Company gives notice of advance termination to the Concessionaires;

b) The Company may not claim amounts it has paid to the Concessionaires, nor the permanent improvements, if any, made to the Mining Claims;

c) Any obligation of the Company shall definitively conclude with respect to payments of mining fees, in the understanding that the Company shall pay the total amount of the mining duties of the semester in which this agreement is in force, without taking into consideration the termination date, meaning, just with the fact of being in force this agreement during the first days of each semester, the Company is obligated herein to pay the complete semester;

d) Any obligation that the Company may have shall conclude definitively regarding payments of mining fees, expenses, investments, and filing of reports on proof of works and reports on production that derive from this contract; in the understanding that the Company must provide the Concessionaires the documents and information necessary in order to be able to prepare said reports in case this agreement is terminated before the period on which it has to be complied this obligation, according to the Mining Law; and

e) The Company shall deliver to the Concessionaires in a period no longer than sixty calendar days counted from and after the optional termination date: i) a copy of the final report on the results obtained by reason of the exploration of the Mining Claims including assays, geological maps, technical data, metallurgical research and studies; and ii) the documents that evidence performance of the obligations corresponding to the Mining Concession in reference to filing the reports on proof of exploration works and payment of mining fees during the effective period of this agreement.

FIFTEENTH. <u>SUCCESSORS AND ASSIGNS.</u> This agreement binds and benefits the permitted successors and assigns of the Concessionaires and the successors and assigns of the Company.

SIXTEENTH. <u>SUSPENSION OF PERFORMANCE OF OBLIGATIONS.</u> All obligations of the Company and the payment periods stipulated herein shall be temporarily suspended for reasons of force majeure including, among others, war, riot, and generally, any act of authority or situation that makes performance of the purposes hereof impossible, provided they not be imputable to the Company.

SEVENTEENTH. **EXPENSES AND TAXES.** The notarial fees and expenses relating to this agreement and, as applicable, the Definitive Agreement, shall be for the account of the Company. The taxes on amounts received by the Concessionaires by reason of any payments under this agreement shall be charged to the Concessionaires.

EIGHTEENTH. **DEFAULT.** Default by the parties with regard to the obligations they assume hereunder shall entitle the party affected (the "Affected Party") by the default in question to immediately obtain from the defaulting party (the "Defaulting Party") performance of the corresponding obligation. For such purpose, the Affected Party must notify the respective default to the Defaulting Party in order that it perform the corresponding obligation within a period of 30 calendar days following the date on which the Defaulting Party receives the notice of default; if upon completion of said period, the default continues and no reasonable effort has been made to remedy it, then the Affected Party shall have the right, at its election, to terminate this agreement in a period of 10 (ten) business days through a notice.

NINETEENTH. **NOTICES AND COMMUNICATIONS.** Except as specifically stipulated regarding arbitration, all notices and communications that the parties must give in relation to this agreement shall be done in writing in the Spanish and English languages. Such notices and communications shall bind the contracting parties when personally delivered or sent by means that assure actual receipt of the notice with proof thereof, and are duly directed to the relevant party at the last address given for purposes hereof, which until communication to the contrary shall be understood to be as follows:

If to the Concessionaires:
Ing. Francisco Javier Lopez Olivas
Av. Veracruz No. 52, local 6
Colonia San Benito
83190 Hermosillo, Sonora

C.P. Ignacio Limón González
José María Mata No. 6
Colonia Constitución
83150, Hermosillo, Sonora.

If to the Company:

COMPAÑIA MINERA CHUQUI, S. A. DE C. V.
Rincón de la Herradura No. 15 A
Colonia Villa Satelite
83200 Hermosillo, Sonora

Attn.: Ing. Alberto Navarro Mayer

TWENTIETH. APPLICABLE LEGISLATION. This agreement is executed pursuant to Article 78 of the Commercial Code; therefore, it has a commercial nature and in the case of any dispute, for all matters not expressly agreed herein, the mining legislation and the commercial legislation shall apply, and the Federal Civil Code shall apply as supplement for matters not provided in the two referenced laws. Both parties agree that for the interpretation, performance and enforcement hereof, they shall submit to the applicable laws and competent courts of the City of Hermosillo, Sonora, waiving any forum that might correspond to them by reason of their present or future domiciles, or the location of their property

Being in agreement with the content hereof, the parties deliver and sign this agreement in four copies at the city of Hermosillo, Sonora, on the 1th day of June, 2007, two copies of this document remaining in the possession of each of the contracting parties, one to each of the Concessionaries and two copies are delivered to the representative of the Company, one of said copies shall be for registration with the Public Registry of Mining.

THE "CONCESSIONAIRES"

Ing. Francisco Javier López Olivas	**C. P. Ignacio Limón González**

THE COMPANY

COMPAÑÍA MINERA CHUQUI, S. A. DE C. V.

Ing. Alberto Navarro Mayer
General Attorney-in-fact

CONSENT

The undersigned, Mrs. Dora Gloria Huguez Canizales, spouse of Mr. Francisco Javier López Olivas, attests that after having been advised of the content of this agreement, and being informed of the terms, stipulations and conditions established herein, she signs at the end of this document, for all relevant legal effects, expressing her consent and agreement to be bound as party in this agreement and acknowledging the binding nature of such agreement in relation to any interest that the undersigned has or may acquire in the Mining Concessions object of this agreement.

Mrs. Dora Gloria Huguez Canizales

The undersigned, Mrs. Alma Ivonne Camou, spouse of Mr. Ignacio Limón Gonzalez, attests that after having been advised of the content of this agreement, and being informed of the terms, stipulations and conditions established herein, she signs at the end of this document, for all relevant legal effects, expressing her consent and agreement to be bound as party in this agreement and acknowledging the binding nature of such agreement in relation to any interest that the undersigned has or may acquire in the Mining Concessions object of this agreement.

____

Mrs. Alma Ivonne Camou